Exhibit 10.2

[CorMedix Letterhead]

Personal and Confidential

[DATE]

[Employee Name]

Subject: CorMedix Inc. Special Performance Bonus

Dear [First Name]:

On behalf of CorMedix Inc. (the “Company”), I am pleased to inform you that you will be eligible to receive a special cash performance bonus (“Bonus”) under the CorMedix Inc. Executive Bonus Plan (“Plan”).

The Bonus will be payable based on the achievement of the performance metrics set forth on Exhibit A, your continued employment with the Company, and your continued compliance with applicable restrictive covenant agreements. The Compensation Committee (“Committee”) of the Company’s Board of Directors has determined your target bonus (“Target Bonus”) and the performance period (“Performance Period”) to be as follows:

Target Bonus:	[_________]

Performance Period:	[_________]

Performance Metrics:	See Exhibit A

Your Target Bonus represents the target amount that you are eligible to receive based on attainment of the performance metrics. Following the end of the Performance Period, the Committee will determine the actual amount of your Bonus.

The Bonus, if any, will be paid in cash in a single sum within 2 ½ months following the end of the Performance Period, subject to your continued employment with the Company through the last day of the Performance Period. Payment of the Bonus is also subject to your continued compliance with any confidentiality, nonsolicitation and other restrictive covenants agreements with the Company.

Your right to the Bonus is personal to you and cannot be transferred, assigned, or pledged. This letter does not interfere in any way with the right of the Company to terminate your employment at any time for any reason, subject to the terms of your employment agreement with the Company. The Bonus is a special performance bonus and is not considered your annual bonus for purposes of your employment agreement with the Company. The Bonus is subject to the terms of the Plan, which is incorporated by this reference.

The Bonus is subject to applicable tax withholding. This letter is intended to comply with the “short term deferral” exception to section 409A of the Internal Revenue Code.

Please acknowledge and accept your eligibility for the Bonus in the space provided below. You should keep a copy of this letter for reference.

Sincerely,

CorMedix, Inc.

By

I accept and agree to the terms of this letter. I agree that all decisions and determinations of the Committee regarding the Bonus shall be final and binding.

AGREED AND ACCEPTED BY:

[Insert name]

EXHIBIT A

Performance Metrics